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                                                                    EXHIBIT 4(e)





                        THE REYNOLDS AND REYNOLDS COMPANY
                  NON-EMPLOYEE DIRECTOR STOCK COMPENSATION PLAN



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                        THE REYNOLDS AND REYNOLDS COMPANY

                  NON-EMPLOYEE DIRECTOR STOCK COMPENSATION PLAN
                  ---------------------------------------------

SECTION 1. PURPOSES. The Reynolds and Reynolds Company Non-Employee Director Stock Compensation Plan is intended to act as an incentive to contribute to the Company's success by assisting the Company and its Subsidiaries in attracting and retaining Non- Employee Directors, and by increasing the stock ownership among the Non-Employee Directors to further align the interests of the Non-Employee Directors and the Company's shareholders.

SECTION 2. DEFINITIONS. Whenever the following terms are used in this Plan they shall have the meaning specified below, unless the context otherwise requires.

         a.       "Board" means the Board of Directors of the Company.

         b. "Business Days" means all weekdays except Saturday and Sunday and those that are official legal holidays of the United States government on which the national securities exchange for the Shares is closed for business.

         c. "Company" means The Reynolds and Reynolds Company. Unless the context requires otherwise, the term "Company" shall also include the Company's Subsidiaries.

         d. "Date of Grant" means the date upon which the Board grants a Share Award.

         e.       "Director" means a member of the Board.

         f. "Disinterested Director" means a Director that is not a Non-Employee Director.

         g. "Fair Market Value" means the average of the "close" selling price for the Company's Shares as reported on the national securities exchange of the Shares for the ten (10) Business Days preceding the date the value of a Share is to be determined under this Plan. In the event the Shares of the Company are traded in the over-the-counter market, Fair Market Value means the average of the "close" quotation in the over-the-counter market for the Shares for the ten (10) Business Days preceding the date the value of a Share is to be determined, as reported by the National Association of Securities Dealers through NASDAQ.

         h. "Grantee" means a Non-Employee Director to whom a Share Award is granted.

         i.       "He" and "His" also mean "She" and "Hers."

         j. "Majority" means in excess of fifty percent (50%) of the entire Board, provided, however, that such fifty percent (50%) shall include at least: (i) in excess of fifty

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                  percent (50%) of all of the Disinterested Directors, provided, however, that if the number of Disinterested Directors is less than three (3), then all of the Disinterested Directors; and
                  (ii) two Non-Employee Directors.

         k. "Non-Employee Director" means each Director of the Company who is not an employee of the Company or any Subsidiary.

         l. "Plan" means The Reynolds and Reynolds Company Non-Employee Director Stock Compensation Plan, as amended from time to time.

         m. "Share" or "Shares" means the Class A Common Shares of the Company.

         n. "Share Award" means a grant under the Plan of a specified number of Shares in accordance with the terms of this Plan.

         o. "Subsidiary" means any company in which more than 50% of the voting stock is owned or controlled, directly or indirectly, by the Company.

SECTION 3. SHARES SUBJECT TO PLAN. The shares of stock subject to the Plan shall be the Shares. The Board shall determine the number of Shares which may be issued to each Non- Employee Director as a Share Award annually at each annual meeting of the Directors and approve a resolution awarding the Shares to each Non-Employee Director for that respective year. Shares subject to the Plan may be, at the discretion of the Board, either authorized and unissued Shares or Shares acquired by and belonging to the Company as treasury shares.

SECTION 4. ELIGIBILITY TO RECEIVE A SHARE AWARD. Each Non-Employee Director shall be granted a Share Award as compensation for the Non-Employee Director serving as a member of the Board.

SECTION 5.        TIMING OF GRANT; NUMBER OF SHARES.

         a. TIMING OF GRANT. At each annual meeting of the Directors, promptly following the election of the Directors, a Majority of the Board shall approve a resolution awarding a Share Award to each Non-Employee Director for that respective year.

         b.       NUMBER OF SHARES.   Each Non-Employee Director shall be
                  granted the number of Shares equal to an aggregate Fair Market Value of $15,000, rounded to the nearest whole ten Shares. The $15,000 amount may be adjusted by the Board from time to time, at its discretion.

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SECTION 6.        COMPLIANCE WITH LAWS AND REGULATIONS.

         a. LAWS AND REGULATIONS. The Plan and all Shares granted pursuant to it are subject to all laws and regulations of any governmental authority which may be applicable thereto; and, notwithstanding any provisions of this Plan, a Grantee shall not be entitled to receive nor shall the Company be obligated to issue any Shares under the Plan to the Grantee if such issuance shall constitute a violation by the Grantee or the Company of any provision of any such law or regulation.

         b. SECURITIES LAWS AND LISTING RESTRICTIONS. The Company, in its discretion, may postpone the issuance and delivery of Shares until completion of any stock exchange listing or Share registration or other qualification of such Shares under any state or federal law, rule, or regulation as the Company may consider appropriate and may require any Grantee to make such representations and furnish such information as it considers appropriate in connection with the issuance of the Shares in compliance with applicable law. Under such circumstances, the Company shall proceed with reasonable promptness to complete any such listing, registration or other qualification of the Shares.

         c. LEGENDS. Shares issued and delivered to the Grantee shall be subject to such restrictions on trading, including appropriate legending of certificates to that effect as the Company, in its discretion, shall determine necessary to satisfy applicable legal requirements and obligations.

         d. REPRESENTATIONS OF GRANTEE. Each Grantee shall, at the time the Share Award is granted, as a condition to such award or issuance: (i) represent, in form satisfactory to counsel for the Company, that acquisition of the Shares, shall be for investment purposes only; (ii) agree, in form satisfactory to counsel for the Company, that he will not sell, pledge, assign, hypothecate or otherwise distribute such Shares or any interest therein unless a registration statement covering such Shares is in effect under the Securities Act of 1933, as now or hereafter amended, or unless counsel for the Company has rendered to the Company an opinion that such sale, pledge, assignment, hypothecation or other distribution may be carried out without registration of such Shares under said Act; and
                  (iii) agree, in form satisfactory to counsel for the Company, that an appropriate legend may be placed on the stock certificate or certificates evidencing ownership of Shares acquired hereunder, which legend shall reflect the restrictions on disposition contained herein; provided, however, that the foregoing condition and the representation and agreements called for thereby with respect to the Shares shall be inoperative and shall expire in the event that either: (A) the Shares are registered under the Securities Act of 1933, as now or hereafter amended, or (B) in the opinion of counsel for the Company, such condition, representation, and agreements are not necessary under said Act or any rule or regulation promulgated pursuant thereto.

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SECTION 7.        RESERVATION OF SHARES. The Company, during the term of this
                  Plan, will at all times, consistent with Section 3, reserve and keep available such number of Shares as, in the judgment of the Board, shall be sufficient to satisfy the requirements of the Plan.

SECTION 8. DISCLAIMER OF LIABILITY. Inability of the Company to obtain from any regulatory body the authority deemed by the Company's counsel to be necessary to the lawful issuance of any Shares thereunder shall relieve the Company of any liability relating to the failure to issue such Shares.

SECTION 9. TAXES. In connection with the grant of a Share Award, the Grantee will be required to pay any applicable federal, state, or local taxes. The Company will issue a Form 1099 to the Grantee at the end of each year for the value of the Shares received.

SECTION 10. INDEMNIFICATION. Each person who is or shall have been a member of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in settlement thereof, with the Company's approval, or paid by him in satisfaction of judgment in any such action, suit or proceeding against him; provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person may be entitled under the Company's Articles of Incorporation or Code of Regulations, as a matter of law, or otherwise, or any power that the Company may have to indemnify him or hold him harmless.

SECTION 11. TERM OF PLAN. This Plan shall continue until terminated pursuant to Section 12.

SECTION 12. AMENDMENT AND TERMINATION OF PLAN. The Board may, from time to time, amend the Plan or any provision thereof in such respects as the Board may deem advisable. Any amendment or termination of the Plan shall not adversely affect any Share Award previously granted. The Board may, at any time, terminate the Plan.

SECTION 13. BENEFITS OF THE PLAN. This Plan shall inure to the benefit of and be binding upon each successor of the Company. All rights and obligations imposed upon a Grantee shall be binding upon the Grantee's heirs, legal representatives and successors.

SECTION 14. NON EXCLUSIVE COMPENSATION. The Share Awards granted pursuant to this Plan shall be in addition to any other compensation, cash or otherwise, determined by the Directors to be paid to Non-Employee Directors.

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SECTION 15.       GOVERNING LAW.  The laws of the State of Ohio shall govern the
                  Plan regardless of the citizenship or residence of any Grantee.

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